Exhibit 23.1

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Lockheed Martin Corporation for the registration of debt securities and to the incorporation by reference therein of our reports dated February 28, 2013, with respect to the consolidated financial statements of Lockheed Martin Corporation, and the effectiveness of internal control over financial reporting of Lockheed Martin Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

April 24, 2013